Exhibit 10.1

AMENDMENT NO. 1
TO
BEIGENE, LTD. SECOND AMENDED AND RESTATED
2016 SHARE OPTION AND EQUITY PLAN

This Amendment No. 1 (the “Amendment No. 1”) to the BeiGene, Ltd. Second Amended and Restated 2016 Share Option and Equity Plan (the “Plan”) is effective as of the date this Amendment No. 1 is approved by the shareholders of BeiGene, Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), as specified below.
Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:
“(a) Shares Issuable. The maximum number of Shares that have been reserved and available for issuance under the Plan shall be 217,023,772 Shares, of which 88,059,555 Shares are reserved and remain available for issuance (representing approximately 8.7% (or less) of the issued share capital of the Company as of June 17, 2020, being the effective date of the approval of the Amendment No. 1 to the second amended and restated Plan by the shareholders (the “Amended Effective Date”)). For purposes of this limitation, the Shares underlying any awards granted under this Plan or the Company’s 2011 Option Plan (including any grants made prior to the Amended Effective Date) that are forfeited, canceled, held back upon exercise of an Option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan, provided that (i) the Shares reserved and available for issuance under the Plan and the Company’s 2018 Inducement Equity Plan (as amended and restated) shall not exceed 100,797,681 Shares as of the Amended Effective Date, being 10% of the issued share capital of the Company as of the Amended Effective Date, (ii) where the Company cancels an Option and issues a new Option to the same Grantee, the issue of such new Option shall be made only to the extent that there are Shares reserved and available for issuance excluding the cancelled Option and (iii) notwithstanding the foregoing, no Shares underlying any Share Options granted under this Plan or the Company’s 2011 Option Plan (including any grants made prior to the Amended Effective Date) shall be added back to the Shares available for issuance under the Plan unless such Share Options have lapsed or otherwise been terminated in accordance with the terms of the Plan or the 2011 Option Plan. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.”
The last sentence of Section 17 of the Plan is hereby deleted in its entirety and replaced with the following:
“No grants of Share Options and other Awards may be made under this Plan after April 13, 2030.”
Except as provided above, the Plan shall remain in full force and effect without modification.
DATE APPROVED BY BOARD OF DIRECTORS: April 13, 2020
DATE APPROVED BY SHAREHOLDERS: June 17, 2020